Exhibit 10.2

TRONOX LIMITED

One Stamford Plaza

263 Tresser Blvd., Suite 1100

Stamford, CT 06901

February 28, 2014

Mr. Michael J. Foster

c/o Tronox Limited

263 Tresser Blvd., Suite 1100

Stamford, CT 06901

Re:	Separation Letter Agreement

Dear Mr. Foster:

This letter agreement (the “Agreement”) will confirm our understanding with regard to your resignation as General Counsel on March 1, 2014, your continuing service as Senior Vice President and Counsel until May 31, 2014, and your separation of employment from Tronox Limited, together with its affiliates and subsidiaries (the “Company”).

1. Separation. Your last day of work with the Company and your employment separation date will be (a) May 31, 2014 or (b) such earlier date as may be mutually agreed upon in writing by you and the Company (the “Separation Date”). You will resign all of your positions at the Company and its affiliates (and as a fiduciary of any benefit plan of the Company and its affiliates) as of the Separation Date, and you will execute such additional documents as reasonably requested by the Company to evidence the foregoing. Except as otherwise expressly provided for herein, the Separation Date will be the separation date of your employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company. For the avoidance of doubt, your separation of employment from the Company hereunder shall be treated as a resignation for all purposes, including, without limitation, the Employment Agreement by and between you and the Company entered into to be effective as of January 11, 2011 (the “Employment Agreement”). As of March 1, 2014, you shall resign from your position as General Counsel, and from March 1, 2014 until the Separation Date, you will continue to serve the Company in the role of Senior Vice President and Counsel, and you will execute all the required duties of that office in a professional and capable manner through the Separation Date.

2. Severance Benefits.

(a) Cash Severance. In consideration for your execution of a general release of claims as provided in paragraph 7 hereof, unless you are terminated for Cause (as defined below) prior to the Separation Date, you will receive an aggregate cash severance payment equal to seven hundred thirty thousand seven hundred eighty five dollars ($730,785.00), less all applicable federal, state and local taxes and withholdings, payable not later than thirty (30) days following the Separation Date, which reflects one year of your base salary ($442,900.00) plus your target bonus ($287,885.00). Notwithstanding the foregoing, payment of such cash severance only will occur following your execution of the general release of claims as provided in paragraph 7 hereof and the expiration of any applicable revocation period thereunder. For the avoidance of doubt, if your employment shall terminate prior to the Separation Date on account of your death or Disability (as defined in the Employment Agreement) or by any action by the Company, (i) you or your estate, as the case may be, shall remain entitled to the benefits of this Agreement as if your employment terminated on the Separation Date; provided that you (or in the case of your death or incapacity, your estate or legal representative) executes and returns the general release of claims as provided in paragraph 7 hereof, and (ii) in the case of death or Disability, nothing herein shall be deemed to be a waiver by you (or your estate or designated beneficiary) of any right to any life insurance and/or disability insurance.

(b) Prorated 2014 Bonus. In further consideration for your execution of a general release of claims as provided in paragraph 7 hereof, unless you are terminated for Cause (as defined below) prior to the Separation Date, you shall be eligible to receive an annual bonus for 2014 as determined under the Company’s 2014 bonus plan and as prorated based on your Separation Date. Such prorated 2014 bonus shall be payable in 2015 at the same time that bonuses under the 2014 bonus plan are paid to other senior executives of the Company.

(c) COBRA Coverage. As additional consideration for your execution of a general release of claims as provided in paragraph 7 hereof, unless you are terminated for Cause (as defined below) prior to the Separation Date, subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall provide you, and your dependents, with payments for the insurance premiums for you and your dependents to continue your health benefits through May 31, 2015 at the Company’s expense, provided that you complete the necessary paperwork for COBRA coverage and are eligible and remain eligible for COBRA coverage; and provided, further, that in the event that you obtain other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. Following May 31, 2015, you may thereafter continue to receive COBRA coverage (to the extent permitted under applicable law and the applicable plan) for the remainder of the applicable COBRA coverage period, subject to your payment of the full COBRA premiums required for such coverage.

Payments and benefits provided in paragraphs 2(a) - 2(c) hereof shall be in lieu of any termination or severance payments or benefits for which you may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any other federal, state or local statute or regulation. Payment and benefits provided in paragraphs 2(a) - 2(c) hereof are the only severance benefits you shall receive from the Company, and these fully supersede any and all payment and/or benefits pursuant to the Employment Agreement and/or any other severance plan, policy or program of the Company.

(d) Accrued Obligations. In addition, regardless of whether you sign this Agreement, within thirty (30) days following the Separation Date, you will be paid for any accrued, unused vacation days and sick days, any accrued but unpaid base salary (which will cover the pay period ending on the Separation Date), any unreimbursed business expenses entitled to reimbursement in accordance with Company policies, and any other accrued and vested benefits to which you are legally entitled under the employee benefit plans of the Company. You are entitled to these accrued obligations regardless of whether you sign this Agreement or the general release of claims contemplated by paragraph 7 hereof. The Company has calculated that as of the Separation Date, you will have accrued an estimated eight (8) weeks of vacation (equal to $68,138.46) and eight hundred sixty eight (868) hours of sick pay (equal to $184,825.58), for a total payment of $252,964.04, less all applicable federal, state and local taxes and withholdings. If you do elect to sign this Agreement, your signature will indicate your agreement with the payment calculations and amounts set forth in this paragraph.

(e) Cause Definition. For purposes of this Agreement, “Cause” shall have the meaning ascribed thereto in the Employment Agreement; provided that, notwithstanding anything set forth in such definition to the contrary, you shall not be terminated for ‘Cause” unless (I) written notice stating the basis for the termination is provided to you and (II) as to clauses (ii) or (iv) of such definition, you are given fifteen (15) days to cure the neglect or conduct that is the basis of such claim, to the extent curable.

(f) Fees. In the event the Company terminates you for Cause and withholds any payments due to you pursuant to this Agreement, and you seek recovery of such amounts and prevail, in addition to the benefits you recover in such action, you shall also be entitled to recover all reasonable attorneys’ fees and costs of bringing and pursuing such action.

3. Incentive Equity Treatment. You and the Company acknowledge and agree that you have previously been granted equity awards by the Company in accordance with, and subject to, the terms of certain equity award agreements and equity incentive plans. As of the Separation Date, all outstanding vested equity awards will remain outstanding in accordance with the terms and conditions of the applicable award agreement and equity plan under which such awards were granted, including, without limitation, any post-termination exercise period applicable thereto. Notwithstanding anything to the contrary in this Agreement or any other applicable agreement or plan, you and the Company acknowledge and agree that, unless you are terminated for Cause (as defined above) prior to the Separation Date, the following equity awards shall vest as of the Separation Date:

(a)	9,880 stock options awarded to you in 2012 at an exercise price of $25.90;

(b)	5,745 stock options awarded to you in 2013 at an exercise price of $19.09;

(c)	5,034 shares of restricted stock awarded to you in 2012;

(d)	854 shares of restricted stock awarded to you in 2013.

In addition, based on your 2013 performance award, you shall remain eligible to receive 4,880 shares of stock on or about February 25, 2016.

Other than as set forth above, all remaining unvested awards will be immediately forfeited and cancelled as of the Separation Date without any consideration being paid therefor and otherwise without any further action of the Company whatsoever; provided that if your employment shall terminate prior to the Separation date on account of your death or disability (as defined in the

Employment Agreement), your outstanding restricted shares and options shall fully vest upon such termination date and you or your estate, as the case may be, shall be entitled to the post-termination exercise period for such a termination. You shall also remain entitled to any dividends payable on your restricted shares (including the unvested shares for dividends payable prior to the Separation Date) and freely tradable shares for the vested restricted shares shall be delivered to you immediately following the Separation Date.

4. Additional Equity Grant. In addition to the foregoing, as additional consideration for your execution of a general release of claims as provided in paragraph 7 hereof, unless you are terminated for Cause (as defined above) prior to the Separation Date, the Company shall grant you on the Separation Date an award of 6,800 shares of Company stock, less all applicable federal, state and local taxes and withholdings. Such shares shall be granted to you at the closing market price on the Separation Date.

5. Change in Control. Notwithstanding any other provisions of this Agreement to the Contrary, in the event that a Change in Control, as defined in the Employment Agreement, is consummated prior to May 31, 2014, the first business day following the consummation of the Change in Control shall be considered the date of termination of your employment and you shall be entitled to receive all severance, equity grants and other benefits (the “Change in Control Severance”) that would be available to you pursuant to a termination following a Change in Control as set out in the Employment Agreement and all outstanding equity grant agreements. The Change in Control Severance set out in this paragraph 5 shall be the full and complete compensation, severance or other benefits that you will be entitled to following a Change in Control.

6. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement or as otherwise required by applicable law, you will not receive any additional compensation, severance or other benefits of any kind following the Separation Date.

7. Release. Any and all amounts payable and benefits or additional rights contemplated by paragraphs 2(a), 2(b), and 4 hereof will only be payable if you deliver to the Company and do not revoke a general release of claims in favor of the Company in the form attached on Exhibit A hereto. Such release must be executed and delivered (and no longer subject to revocation, if applicable) by you within sixty (60) days following the Separation Date.

8. No Mitigation/No Offset. You shall be under no obligation to seek other employment following the Separation Date and there shall be no offset against amounts, entitlements or benefits due to you hereunder on account of any remuneration or benefits provided by any subsequent employment you may obtain, except as otherwise provided in paragraph 2(c) above.

9. Restrictive Covenants; Survival. The Company and you hereby (a) reaffirm the Company’s and your mutual rights and obligations under Section 7 (entitled Confidentiality, Non-Disclosure and Non-Competition Agreement) and Section 8 (entitled Mutual Non-Disparagement) of the Employment Agreement, and (b) understand, acknowledge and agree that such rights and obligations will survive your separation of employment with the Company and remain in full force and effect in accordance with all of the terms and conditions thereof. If you violate any of your obligations under Section 7 or Section 8 of your Employment Agreement, which are incorporated by reference herein to this Agreement, you no longer shall be entitled to any of the consideration set forth above in paragraphs 2(a), 2(b), 2(c), 3 and 4, and to the extent that you already have received such consideration, you shall be obligated to repay it to the Company. Prior to the Separation Date, to the extent feasible, the Company shall provide you with a reasonable opportunity prior to release to review and comment on any formal public statements or press releases made by the Company relating to your separation of employment with the Company and shall consider such comments in good faith, and such statements and releases shall state in form and substance that you are voluntarily resigning. Except to the extent consistent with the preceding sentence, you acknowledge and agree that you shall not make any public statements regarding your separation of employment with the Company and shall remain subject to the provisions of Section 8 of the Employment Agreement. In addition, Sections 11, 12, 15, and 24 of the Employment Agreement are incorporated in full into this Agreement with full force and effect, provided that any reference to “the Executive” shall be deemed to be a reference to you and any reference to “this Agreement” shall be deemed to be a reference to this Agreement.

10. Governing Law. This Agreement will be governed by, and construed under and in accordance with, the laws of the State of New York, without regard to the choice of law rules thereof.

11. Tax Matters. The Company may withhold from any and all amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to any applicable law or regulation. The intent of the parties is that payments and benefits contemplated under this Agreement either comply with, or be exempt from, the requirements of Code Section 409A (as defined in Section 24(a) of the Employment Agreement). To the extent that the payments and benefits contemplated by this Agreement are not exempt from the requirements of Code Section 409A, this Agreement is intended to comply with the requirements of Code Section 409A to the maximum extent possible, and shall be limited, construed and interpreted in accordance with such intent. You and the Company hereby agree that your separation of employment on the Separation Date will constitute a “separation from service” within the meaning of Code Section 409A.

12. Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the exhibit attached hereto constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral (including, without limitation, the Employment Agreement, any award agreements that you may have entered with the Company and any equity plans under which such awards were granted). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their respective heirs, successors and assigns, provided that you may not assign your rights or obligations hereunder (except as otherwise contemplated in Section 15 of the Employment Agreement in the event of your death). This Agreement may be amended or modified only by a written instrument executed by you and the Company.

If this Agreement accurately reflects your understanding as to the terms and conditions of your separation of employment with the Company, please sign and date one copy of this Agreement in the space provided below and return the same to me for the Company’s records.

On behalf of the Company, I wish you the best of luck in your future endeavors.

Very truly yours, TRONOX LIMITED

By:	/s/ Thomas J. Casey
Name: Thomas J. Casey
Title: Chairman and CEO

The above terms and conditions accurately reflect my understanding regarding the terms and conditions of my separation of employment with the Company, and I hereby confirm my agreement to the same.

Dated: 28 Feb. 2014	/s/ Michael J. Foster
Michael J. Foster

Separation Letter Agreement Signature Page